Exhibit 10.15

Personal Employment Agreement

This Personal Employment Agreement (this “Agreement”), is entered into at Hadassah, J-m on 8 June 2014  this effective as of March, 2014, by and between:

Entera Bio Ltd.

of Kiryat Hadassah, Minrav Building – Fifth Floor,

POB 12117, Jerusalem 91220, Israel
(the “Company”);

and

Hillel Galitzer (ID No. 015346109)
of Slav 43, Yad Binyamin
(the “Executive”).

WHEREAS,	the Company and the Employee have entered into a prior Employment Agreement, dated July 20, 2012, and a new employment agreement on May 1, 2013 (collectively, the “Prior Employment Agreement”); and

WHEREAS,	the parties hereto wish to amend the Prior Employment Agreement in its entirety and enter into this Agreement to set forth the terms and conditions of Executive’s employment by the Company;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Recitals, Headings and Interpretation

1.1	The recitals to this Agreement constitute an integral part hereof.

1.2	The division of the terms of this Agreement into clauses and the headings is solely for convenience of reference and shall not affect its interpretation.

1.3	For the purposes of this Agreement, the “Effective Date” shall mean February 1, 2014. As of the Effective Date, this Agreement shall replace the Prior Employment Agreement in its entirety.

2.	Exclusivity of the Agreement

2.1	This Agreement is personal and the terms and conditions of the employment of the Executive shall be solely as set forth in this Agreement.

2.2	Except as provided in this Agreement, no provisions of any collective bargaining agreement (“Heskem Kibbutzi”), collective arrangement (“Hesder Kibutsi”) or other industry practice or custom of any kind shall apply.

2.3	This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, agreements, representations and discussions between them, oral or written.

2.4	Except as expressly provided in this Agreement, the Executive shall not be entitled to any payments or other benefits in respect of his employment and the termination of his employment with the Company. This Agreement may only be modified by an agreement in writing duly signed by both parties hereto.

3.	Absence of Impediment to the Executive’s Employment

3.1	The Executive warrants, confirms and undertakes that he is entitled to enter into this Agreement and to assume all of the obligations pursuant hereto, that there is no contractual or other impediment to his entering into this Agreement, fulfilling his obligations hereunder or to his employment with the Company and that in entering into this Agreement he is not in breach of any other agreement or obligation to which he is or was a party.

3.2	The Executive hereby warrants that he has no medical or other problems, which might prevent him from performing his obligations to work for the Company. The Executive shall notify the Company of any change in his state of health, which has the potential to affect his ability to perform his obligations under this Agreement.

4.	Position and Duties

4.1	The Executive shall be employed by the Company in the position of Chief Operating Officer. The Executive shall be subject and report to the Company’s CEO or any other officer as the Company decides and directs from time to time. For the avoidance of any doubt, it is hereby expressed that the Company may alter the Executive position and subordination, at its discretion.

4.2	During the course of his employment with the Company, the Executive shall honestly, diligently, skillfully and faithfully serve the Company. The Executive undertakes to devote all his working time, efforts and the best of his qualifications and skills to promoting the business and affairs of the Company, and further undertakes to comply with the policies and working arrangements of the Company, to loyally and fully comply with the decisions of the Company, its management and his supervisors in Israel and abroad, to follow the Company procedures as established from time to time, to carry out the duties imposed upon him, whenever established and whatever they shall be.

4.3	The Executive shall at all times act in a manner suitable for his position and status in the Company.

4.4	The Executive shall not, without the prior written authorization of the Company, directly or indirectly undertake any other employment, whether as an Executive of another employer or independently as an agent or consultant or in any other manner (whether for compensation or otherwise), and shall not assume any position or render services in any of the above-stated manners to any other entity.

Notwithstanding the aforesaid, the Company agrees that the Executive is authorized to provide third parties with consulting services of not more than 10 hours per calendar month (the “Additional Engagement”), provided that such Additional Engagement shall not (a) be likely to create a conflict of interest with the Executive position, duties and responsibilities at the Company and (b) derogate from any of his undertaking and obligations according to this Agreement (including as described in Section 18 below with respect to confidentiality, non-competition and protection of intellectual property).

4.5	The Executive undertakes to notify the Company immediately and without delay regarding any matter or subject in respect of which he has a personal interest and/or which might create a conflict of interest with his position in the Company.

4.6	The Executive undertakes to fulfill the responsibilities described in this Agreement and assist the Company, its affiliates, subsidiaries, related corporations and parent company now or hereafter existing (collectively, “Affiliates”) and to make himself available to it, even after the termination of his employment relations with the Company, for any reason, in any matter which the Company may reasonably request his assistance, including for the purpose of providing any information relating to his work or actions taken by him and including in the framework of disputes (including legal or quasi-legal proceedings). If the Company requires the Executive’s services after the termination of the employment relations with him, for any reason, it shall reimburse the Executive for his expenses in connection with performing the provisions of this Section 4.6.

4.7	The Executive shall be based in the Company’s Israeli offices, but he understands that his position involves international and local travel as required to discharge his responsibilities hereunder.

5.	Employment Term and Termination

5.1	The Executive’s employment by the Company commenced on July 20th 2010.

5.2	The Executive’s employment may be terminated by either party subject to the delivery of thirty (30) days prior written notice by the terminating party (the “Notice Period”).

5.3	During the Notice Period the Executive shall continue to perform his duties until the conclusion of the Notice Period. Nevertheless, the Company shall have the right not to take advantage of the full Notice Period. In the event of such termination, the Company shall pay the Executive his Salary for the remainder of the Notice Period (as payment in lieu of prior notice period).

It is hereby expressly stated that the Company reserves the right to terminate the Executive’s employment at any time during the Notice Period, regardless of whether notice of termination of employment was delivered by the Company or whether such notice was delivered by the Executive. In the latter case such termination shall not constitute a dismissal of the Executive by the Company.

5.4	Notwithstanding the foregoing, the Company may terminate the Executive’s employment without the delivery of prior written notice, in the event of termination under circumstances which deprive the Executive of severance pay under Israeli law, and/or a breach of trust, and/or the Executive’s breach of the terms and conditions of Section 18 of this Agreement all at the discretion of the Company.

5.5	In the event that the Executive terminates his employment with the Company, for any reason, without the delivery of a written notice in accordance with Section 5.2 above, or without the completion of the Notice Period or any part thereof, the Company will be entitled to deduct from any debt which it may owe the Executive an amount equal to the salary that would have been paid to the Executive during the Notice Period, had he worked.

5.6	The Executive undertakes that immediately upon the termination of his employment with the Company, for any reason, he shall act as follows:

5.6.1	He shall deliver and/or return to the Company all the documents, diskettes or other magnetic media, letters, notes, reports and other papers in his possession and relating to his employment with the Company and the fulfillment of his duties, as well as any equipment and/or other property belonging to the Company which was placed at his disposal, including any Company car, computer equipment, telephone equipment, Executive ID badge or other equipment;

5.6.2	He shall delete any information relating to the Company or its business from his personal computer, if any; and

5.6.3	He shall coordinate the termination of his employment with his supervisors, and he shall transfer in an orderly fashion and in accordance with Company procedures and in accordance with the timetable determined by his supervisors, all documents and information and all matters with which he dealt, to whomever the Company instructs, all in a manner satisfactory to the Company.

6.	Working Hours

For the period of February 2014 and March 2014 your working hours shall be as customary for employees of your position, however no less than 25.5 hours per week, reflecting a 60% job basis.

Starting April 1, 2014 your working hours will reflect a full time (100%) basis and shall be as follows: The working hours of the Executive shall be as required by the nature of the Executive’s position in the Company, however no less than 9 hours per day, 5 days per week.

The weekly day of rest of the Company shall be Saturday. The Executive may be required, from time to time and according to the work load demanded of him/her, to work beyond the regular working hours and days in order to fulfill his obligations according to this Agreement.

The position the Executive is to hold within the Company is a management position which requires a special measure of personal trust. Therefore, the provisions of the Hours of Work and Rest Law - 1951 (“Hours of Work Law”) shall not apply to the Executive. The Executive acknowledges that the consideration set for him hereunder nevertheless includes within it consideration that would otherwise have been due to him pursuant to such law

7.	Salary

7.1	For the period of February 2014 and March 2014:

As compensation for the Executive’s performance, the Company shall pay the Executive a basic gross monthly salary of NIS 14,000 (the “Base Salary”). In light of the aforesaid, in addition to the Base Salary the Executive shall be entitled to a global monthly consideration for working overtime in the gross amount of NIS 6,000 per month (“Global Overtime Consideration”).

7.2	Starting April 1, 2014 your gross monthly salary will change as follows: Base salary will increase to NIS 24,500 and Global Overtime Consideration will increase to NIS 10,500.

7.3	In the event that it is claimed or determined that the Hours of Work Law is applicabl to the Executive’s employment under this Agreement despite the specific agreement between him and the Company, the Global Overtime Consideration represents any amounts payable under such law. The above-mentioned Salary and Global Overtime Consideration are defined together the “Salary”.

The Salary is to be paid to the Executive in accordance with the Company’s normal and reasonable payroll practices, no later than the 9th day of each month. For the avoidance of any doubt, it is hereby expressed that the Salary constitutes the overall consideration for the Executive’s work and in view of his position and status.

8.	Manager’s Insurance/Pension Fund and Severance Pay

The Executive shall be entitled to a Managers’ Insurance Policy (the “Policy”) and/or Pension Fund (the “Pension Fund”), and the Company encourages the Executive to tailor a plan or a combination of plans which best suit the Executive’s anticipated future needs. For the avoidance of doubt, in the event the Executive chooses to combine plans, the contributions percentages will relate to such portion of Salary which the Executive has allocated towards each benefit plan as follows:

8.1.	The Company shall pay into the Policy an aggregate amount representing 13.33% of the Salary as follows: 8.33% for severance compensation (“Company’s Severance Contribution”) and 5% for pension compensation (which shall be 6% if made to a Pension Fund) (“Tagmulim”). In addition, the Company shall deduct 5% (which shall be 5.5% if made to a Pension Fund) of the Salary and transfer that amount to the Policy. The Company shall also obtain disability insurance, which may be included within the Policy, for the exclusive benefit of the Executive. The Company shall contribute in respect of such disability insurance an amount up to 2.5% of the Salary.

8.2.	The instructions of “The General Approval Regarding Employers’ Payments to Pension Fund and Insurance Fund Instead of Severance Pay” (the “General Approval” a copy of which is attached hereto as Schedule A), as amended from time to time, shall apply to the contributions referred to above.

8.3.	The Executive hereby agrees and approves that Company’s Severance Contribution, as detailed and defined in the General Approval, shall come in lieu of the Executive’s severance pay, and shall therefore constitute the full and final severance pay as stated above.

8.4.	The Company hereby waives any of its rights to refund of monies from the payments it has transferred according to the General Approval, unless the Executive’s right to severance pay is denied by virtue of a court order, under Sections 16 or 17 of the Severance Pay Law 5723-1963, and in the same amount which was denied, or the Executive had withdrawn monies from the Policy and/or the Pension Fund not due to a Granting Event. The term ’‘Granting Event’’ shall mean death, disability or retirement at the age of sixty or more.

9.	Advanced Study Fund (Keren Hishtalmut)

The Company shall make monthly contributions on the Executive’s behalf to a recognized advanced study fund (the “Study Fund” (“Keren Hishtalmut”)) in an amount equal to 7.5% of the Salary. In addition, the Company shall deduct 2.5% from the Salary and transfer those monies to the Study Fund. Said contributions shall not exceed the tax-exempt ceiling set by the applicable law for tax purposes.

10.	Vacation

10.1	The Executive shall be entitled to 16 business days of paid vacation each year (“Annual Vacation”).

10.2	It is hereby expressed that the Executive must make every effort to exercise his Annual Vacation; however, if he/she is unable to utilize all the vacation days, the Executive shall be entitled to accumulate the unused balance of the vacation days standing to his credit up to a ceiling of double the number of the Annual Vacation (the “Ceiling”), provided that the Executive takes at least seven consecutive annual working days vacation. If the Executive accumulates vacation days exceeding the Ceiling, the balance shall be deleted.

10.3	The Company may instruct the Executive to use his Annual Vacation, in the event that Company employees are sent by the Company on an organized vacation.

11.	Convalescence

The Executive shall be entitled to convalescence (“Havra’ah”) pay in accordance with Israeli law.

12.	Sick Pay

The Executive shall be entitled to 18 annual paid sick days according to the Company’s policy. Sick leave may be accumulated up to a ceiling of 90 days, but may not be redeemed on a cash basis under any circumstances.

13.	Reserve Duty

The Company shall pay the Executive his entire Salary for periods that he performs reserve duty, provided that he delivers to the Company all official documents necessary for the Company to obtain reimbursement from the National Insurance Institute.

14.	Expenses

The Executive will be reimbursed by the Company for pre-approved business expenses incurred by him in connection with his duties and against valid receipts furnished by the Executive to the Company, all in accordance with Company’s policy, as may be amended from time to time.

15.	Company Car

15.1	For February 2014 the Company shall pay the Executive monthly travel expenses of 833 N1S.

15.2	Starting March 1, 2014 Company shall provide Executive with a Car from class 2 (i.e, a price of up to NIS135,000) (the “Company Car”) to be placed at Executive’s disposal, for his business and personal use, and for the use of his spouse and any children over the age of 24 holding valid driver’s licenses for at least two years (“Authorized Drivers”), provided that Company’s procedures in respect of said use are followed. Company Car may also be used by Company personnel.

15.3	Executive shall maintain the Company Car in a good state of repair, and take all necessary steps so as to ensure that the Company’s rules relating to Company Car, and the provisions of the insurance policy relating to the use of the Company Car, are strictly and carefully observed.

15.4	Executive hereby declares that he is aware that in order to provide him with the Company Car, Company intends to rent or lease the Company Car, pursuant to a car rent/lease agreement. Executive undertakes to strictly comply with all of the provisions of said agreement relating to the use of the Company Car.

15.5	Executive shall bear and pay all expenses relating to any violation of law committed in connection with the use of the Company Car, and shall indemnify and/or reimburse Company, upon its first demand for all expenses incurred by it as a result of such violations as well as with respect to charges made by the leasing Company with respect to road accidents or other damages to the car. Executive shall sign a declaration allowing the Company to endorse any tickets received to his name as described in Schedule B.

15.6	Executive shall bear and pay all taxes applicable to Executive in connection with the Company Car.

15.7	Executive hereby irrevocably authorizes Company to set off all amounts, which the Company may have to pay under this Section (including early return fees which the Company may have to pay according the car rent/lease agreement), against any and all amounts due to Executive from Company under this Agreement.

15.8	without derogating the above mentioned, Executive hereby irrevocably authorizes Company to set off all excess amounts, which the Company may have to pay according to the terms set forth in Schedule C, against any and all amounts due to Executive from Company under this Agreement.

15.9	Executive shall return the Company Car (together with its keys and any other equipment supplied and/or installed therein by Company, but free of any of Executive’s belongings) to Company’s principal office at the earliest of (a) immediately upon termination of Executive’s employment or (b) within 7 days from the Company’s demand, in proper working order and in the condition in which he received it, taking into account normal wear and tear resulting from reasonable use of the Company Car. Executive shall have no rights of lien with respect to the Company Car and/or any of said other equipment.

15.10	To remove any doubt, it is hereby clarified that the Executive shall be liable under the provisions of this Section for any actions of the Authorized Drivers relating to the Company Car and shall cause said Authorized Drivers to fulfill all of the provisions of this Section.

15.11	For the avoidance of doubt it is hereby clarified that the Car shall come in lieu of any payment in respect of travel expenses in accordance with the Law.

16.	Cellular Phone and Lap Top

16.1	The Company shall provide Executive with a cellular phone (the “Cellular Phone”) and a Lap Top (the “Lap Top”) to be placed at Executive’s disposal for Executive ’s use in the course of performing Executive’s obligations under this Agreement, provided that the Company’s procedures in respect thereof are followed. Executive shall bear all taxes applicable to Executive in connection with the Cellular Phone and the Lap Top.

16.2	Executive shall return the Cellular Phone and the Lap Top (together with any other equipment supplied) to the Company’s principal office at the earliest of (a) immediately upon termination of Executive’s employment or (b) within 7 days from the Company’s demand. Executive shall have no rights of lien with respect to the Cellular Phone, the Lap Top and/or any of said other equipment.

16.3	In Case Executive damages or loses the cellular phone than Executive shall bear the cost of a replacement phone or the deductible that the Cellular Company requires (Hishtatfut Azmit). In case the Cellular Phone is stolen than the Company shall bear half of the cost and the Executive half of the cost of a replacement phone or the deductible that the Cellular Company requires (Hishtatfut Azmit).

17.	Share Options

In accordance with the Company’s policy and subject to prior approval of the Board of Directors of the Company, the Company shall consider making a grant of options to Executive to purchase ordinary shares of the Company, all on such amounts and terms as to be approved by the Board of Directors of the Company. The grant of options shall be subject to Executive’s separate execution of the Company’s standard option agreement.

18.	Confidentiality, Non-Competition and Intellectual Property

The Executive warrants and undertakes that for as long as he is employed by the Company, and upon termination of employment thereafter, for any reason, he shall maintain in complete confidence any matters that relate to the Company, its affairs and/or business, including regarding the terms and conditions of his employment pursuant to this Agreement, and that he shall not harm its goodwill or reputation, and he agrees to the provisions of the confidentiality, non-competition and intellectual property clauses as specified below.

The Executive’s obligations pursuant to this Section derive from his status and his position in the Company, along with all matters connected therewith, and the terms and conditions of the Executive’s employment pursuant to this Agreement, including his Salary, have been determined in part, inter alia, in consideration of this undertaking and constitute sufficient consideration for his obligations hereunder.

18.1	Confidentiality

18.1.1	The Executive undertakes to maintain the Confidential Information (as defined below) of the Company, including its Affiliates, during the term of his employment with the Company and after the termination of such employment, for any reason.

18.1.2	Without derogating from the generality of the foregoing, the Executive hereby agrees that he shall not, directly or indirectly, disclose or transfer to any person or entity, at any time, either during or subsequent to his employment period, any trade secrets or other confidential information, whether patentable or not, of the Company and/or its Affiliates, including but not limited to, any (i) processes, formulas, trade secrets, innovations, inventions, discoveries, improvements, research or development and test results, survey, specifications, data and know-how; (ii) marketing plans, business plans, strategies, forecasts, unpublished financial information, budgets, projections, product plans and pricing; (iii) personnel information, including organizational structure, salary, and qualifications of Executives; (iv) customer and supplier information, including identities, product sales and purchase history or forecasts and agreements; and (v) any other information which is not known to the public (collectively, “Confidential Information”), of which the Executive is or becomes informed or aware during the employment period, whether or not developed by the Executive.

18.1.3	The Executive undertakes not to directly or indirectly give and/or transfer, directly or indirectly, to any person or entity, any material and/or raw material and/or product and/or part of a product and/or model and/or document and/or diskette and/or other information storage media and/or photocopied and/or printed and/or duplicated object containing any or all of the Confidential Information.

18.1.4	The Executive undertakes not to make any use, including duplication, production, sale, transfer, imitation and distribution, of all or any of the Confidential Information, without the prior written consent of the Company.

18.1.5	In the event the Executive is in breach of any of his above obligations, he shall be liable to compensate the Company in respect of all damages and/or expenses incurred by the Company as a result of such breach, including trial costs and legal fees and statutory VAT, and such being without derogating from any other relief and/or remedy available to the Company by virtue of any law

18.2	Non-Competition/ Non-Solicitation

18.2.1	The Executive undertakes that during the period of his employment with the Company and for a period of (12) months from the termination of his employment therewith, for any reason, he shall not, anywhere in the world, do business, as an Executive, independent contractor, consultant or otherwise, and shall not directly or indirectly participate in or accept any Position, proposal or job offer that may directly or indirectly compete with or harm the Company, or in the field in which the Company engages, is engaged or is about to engaged (the “Competitive Occupation”).

18.2.2	Without derogating from the generality of the foregoing, the Executive undertakes not to maintain any business relations of any type whatsoever, including a proposal to conduct business relations, directly or indirectly, with any of the Company’s customers and/or suppliers and/or agents, including customers and/or suppliers and/or agents with whom the Company conducted negotiations towards an agreement at the time of the termination of his employment with the Company or prior thereto. In addition, the Executive undertakes not to approach and/or solicit and/or recruit any employee of the Company to leave the Company for a period of (12) months from the date of the termination of the employment relationship.

18.2.3	The foregoing shall apply irrespective of whether the Competitive Occupation is carried out by the Executive alone or in cooperation with others and shall apply to the participation of the Executive in a Competitive Occupation, whether as a Controlling shareholder or as an interested party.

18.3	Intellectual Property. Copyright and Patents

18.3.1	The Executive hereby acknowledges and agrees that the Company owns and shall own any and all Intellectual Property Rights created, made or discovered by the Executive or employee (whether solely or jointly with others) related to the company’s activity (Drug Development and Manufacturing) either: during the term of employment; and/or in connection therewith; and/or in connection with the Company, its business (actual and/ or contemplated), products, technology and/or know how (“Company IPR”). Intellectual Property Rights means all worldwide (a) patents, patent applications and patent rights; (b) rights associated with works of authorship, including Copyrights, Copyrights applications, Copyrights restrictions, mask work rights, mask work applications and mask work registrations; (c) rights relating to the protection of trade secrets and confidential information; (d) moral rights; (e) rights analogous to those set forth herein and any other proprietary rights relating to intangible property including ideas; and (f) divisions, continuations, renewals, reissues and extensions of the foregoing (as applicable) now existing or hereafter filed, issued, or acquired.

18.3.2	The Executive acknowledges and agrees that all Company IPR belong to, and shall be the sole property of, the Company and shall be Company IPR of the Company upon creation thereof. The Executive hereby irrevocably assigns to the Company and/or its designee, all right, title and interest the Executive may have or may acquire in and to Company IPR upon its creation. The Executive acknowledges and agrees that no rights relating to any Company IPR are reserved to Executive. The Executive will assist the Company to obtain, and from time to time enforce, any Company IPR worldwide, including without limitation, executing, verifying and delivering such documents and performing such other acts as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Company IPR. Such Obligation shall remain in effect beyond the termination of the Executive’s relationship with the Company, all for no additional consideration provided that Executive shall not be required to bear any expenses as a result of such assignment. In the event the Company is unable for any reason, after reasonable effort, to secure Executive’s signature on any document required, Executive hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as its agent and attorney in fact to act for and in its behalf to further the above purposes.

18.3.3	The Executive irrevocably confirms that the consideration explicitly set forth in the employment agreement between the Executive and the Company is inclusive of any and all rights for compensation that may arise in connection with the Company IPR under applicable law and the Executive waives any legal right he may have in connection with the Company IPR including without limitation any moral rights and/or right to claim royalties or any other additional consideration from the Company with regard to the assigned Company IPR, including without limitation, in respect of Section 134 of the Patent Law 5727-1967 and/or other applicable laws.

18.3.4	The Executive represents and warrants that upon execution hereof it has not created and does not have any right, title or interest in and to any Intellectual Property Rights related and/or similar to Company’s business, products or Intellectual Property Rights, other than those set forth in Schedule A1 hereto (“Prior Inventions”). The Executive undertakes not to incorporate any Prior Inventions in any Company IPR.

18.3.5	The Executive undertakes to immediately inform and deliver IN WRITING to the Company, written notice of any Company IPR conceived/ invented by him and/or personal of the Company and/or its successors who are subordinate to him, immediately upon the discovery thereof.

18.3.6	The Executive’s obligations pursuant to this Section shall survive the termination of his employment with the Company and/or its successors and assigns with respect to inventions conceived by him during the term of his employment or as a result of his employment with the Company.

18.4	Executive acknowledges that the restricted period of time and geographical area specified hereunder are reasonable, in view of his position and the nature of the business in which the Company is engaged, the Executive’s knowledge of the Company’s business and the compensation he receives. Notwithstanding anything contained herein to the contrary, if the period of time or the geographical area specified herein should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction shall be reduced so that this Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable by such judicial proceeding. The Executive acknowledges that the compensation and benefits granted to him by the Company under this Agreement were determined, inter alia, in consideration for his obligations under this Section 18.

19.	General

19.1	The Executive shall bear all the taxes deriving from the rights and benefits received by him pursuant hereto. It is hereby expressed that all the amounts specified in this Agreement are gross, and statutory tax and all the other compulsory payments, including health insurance contributions and national insurance contributions, shall be deducted from them and from all the rights and benefits received by the Executive pursuant hereto.

19.2	This Agreement and all rights and duties of the parties hereunder shall be exclusively governed by and interpreted in accordance with the laws of the State of Israel. The competent courts of the State of Israel, Tel Aviv Jaffa district, shall have the exclusive jurisdiction over the parties with regard to this Agreement, its execution, Interpretation and performance.

19.3	Any modification or amendment to the provisions of this Agreement and the appendices hereto shall only be valid if effected in writing and signed by the parties hereto.

19.4	This Agreement is subject to all the applicable approvals according to applicable law.

19.5	Any notice sent by prepaid registered mail by one party to the other shall be deemed to have been received by the addressee within three business days of its dispatch, and if delivered by hand, at the time of its delivery.

19.6	This Agreement shall be deemed due notification regarding the Employee’s employment terms in accordance with the provisions of the Notice of Employment Terms Law (Employment Terms), 2002 and the regulations thereunder.

IN WITNESS WHEREOF THE PARTIES HAVE SET THEIR HANDS HERETO AS OF THE DATE FIRST WRITTEN ABOVE:

Enterabio

By:

Name:	Phillip Schwartz

Title:	CEO

The Executive

Entera Bio Ltd. The Jerusalem Bio Park, Hadassah Ein Kerem, Minrav Building F. 5, P.O. box 12117 Jerusalem, Israel 9112002

June 21, 2016

Dr. Hillel Galitzer

Re:     Amendment to Agreement

Dear Hillel,

Further to that certain agreement between Entera Bio Ltd. (the “Company”) and you dated June 8, 2014 (the “Agreement”), this letter shall confirm our mutual agreement to amend the Agreement as provided herein. Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement.

Effective as of June 1, 2016 you shall be entitled to a gross monthly salary of NIS 48,460, which includes Global Overtime Consideration in the gross amount of NIS 14,500.

Except as set forth herein, this letter shall not affect any provisions in the Agreement, which shall remain in full force and effect, with the necessary changes. In the event of inconsistency between the provisions of this letter and the Agreement, the provisions of this letter shall prevail.

Please confirm the above agreement by signing and dating this amendment and the enclosed duplicate original copy of this amendment, and returning one such duplicate original to the undersigned.

[Signature page to follow]

Entera Bio Ltd. The Jerusalem Bio Park, Hadassah Ein Kerem, Minrav Building F. 5, P.O. box 12117 Jerusalem, Israel 9112002

Very truly yours,

Entera Bio Ltd.

By:
Phillip Schwartz
CEO

Acknowledged and Agreed by:

	Date:	30/4/17

Hillel Galitzer

[Signature page – Amendment to Agreement]

Entera Bio Ltd. The Jerusalem Bio Park, Hadassah Ein Kerem, Minrav Building F. 5, P.O. box 12117 Jerusalem, Israel 9112002

March 2, 2017

Dr. Hillel Galitzer

Re:        Amendment to Agreement

Dear Hillel,

Further to that certain agreement between Entera Bio Ltd. (the “Company”) and you dated June 8, 2014 (the “Agreement”), this letter shall confirm our mutual agreement to amend the Agreement, as provided herein. Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement.

Effective as of March 2,2017 the Notice Period shall be 90 days.

Except as set forth herein, this letter shall not affect any provisions in the Agreement, which shall remain in full force and effect, with the necessary changes. In the event of inconsistency between the provisions of this letter and the Agreement, the provisions of this letter shall prevail.

Please confirm the above agreement by signing and dating this amendment and the enclosed duplicate original copy of this amendment, and returning one such duplicate original to the undersigned.

[Signature page to follow]

Entera Bio Ltd. The Jerusalem Bio Park, Hadassah Ein Kerem, Minrav Building F. 5, P.O. box 12117 Jerusalem, Israel 9112002

Very truly yours,

Entera Bio Ltd.

By:
Phillip Schwartz
CEO

Acknowledged and Agreed by:

	Date:	30/4/17

Hillel Galitzer

[Signature page – Amendment to Agreement]

Amendment to the Employment Agreement

This Amendment (the “Amendment”) to the Employment Agreement by and between Entera Bio Ltd. (the “Company”), and Hillel Galitzer (the “Employee”) is entered into between the Company and the Employee on June 25, 2020.

The Parties have mutually agreed to amend certain terms of the Employment Agreement form June 8 2014, and its amendments, as follows:

1.	This Amendment shall enter into effect as of January 1,2020 (the “Effective Date”).

2.	Section 7.2 of the Employment agreement with the following:

The Employee shall be entitled to a gross monthly salary of 42,980 NIS (the “Base Salary”). In consideration for overtime hours the Employee shall receive a global payment of 18,420 NIS per month (the “Overtime Payment “, and together with the Base Salary, the “Salary”). A total increase of 8,470 NIS. The Overtime Payment shall be adjusted simultaneously with the adjustment of the Base Salary and the ratio of adjustment as that of the Base Salary, unless specifically stated otherwise.

3.	Section 10.1 of the Employment agreement with the following:

Subject to the provisions of the Annual Vacation Law-1951 (the “Vacation Law”), the Employee shall be entitled to 16 vacation days (the “Vacation Days”), with respect to each twelve (12) months’ period of continuous employment with the Company. These Vacation Days include the number of paid vacation days to which the Employee is entitled in accordance with the Vacation Law (the “Vacation Law Days”). Any Vacation Days shall be first credited on account of Vacation Days which are not Vacation Law Days (if any).

4.	All other provisions of the Employment Agreement (including any Appendices or Exhibits thereto) shall remain unchanged.

The parties have caused this Amendment to be executed and delivered by their duly authorized representatives, as of the date hereof.

COMPANY

Entera Bio Ltd.

Name: Adam Gridley

Title: CEO

EMPLOYEE

Name:	Hillel Galitzer

Title:	COO

May 9, 2022

Amendment to the Employment Agreement

Effective as of January 1, 2021 Appendix A to the Employment Agreement from June 8, 2014 and its amendments shall be amended as follows:

1.	Item 1 shall be replaced by the following:

1.	Salary

The Employee shall be entitled to a gross monthly salary of 49,420 NIS (the “Base Salary”). In consideration for overtime hours the Employee shall receive a global payment of 21,180 NIS per month (the “Overtime Payment “, and together with the Base Salary, the “Salary”). A total increase of 9,200 NIS. The Overtime Payment shall be adjusted simultaneously with the adjustment of the Base Salary and the ratio of adjustment as that of the Base Salary, unless specifically stated otherwise.

2.	All other provisions of the Appendix A and of the Employment Agreement (including any Appendices or Exhibits thereto) shall remain unchanged.

Entera Bio Ltd.	Employee: Galitzer Hillel
By : Spiros Jamas
Title: CEO